                                                                    EXHIBIT 4.14

Prepared by and return to:
Michele B. Grimes, Esq./rlt
Williams, Parker, Harrison, Dietz & Getzen
200 South Orange Avenue
Sarasota, Florida 34236
(941) 366-4800


                                    MORTGAGE

         THIS INDENTURE made on June 14, 1996, by and between SUN HYDRAULICS CORPORATION, a Florida corporation ("Sun Hydraulics"), and SUNINCO, INC., a Florida corporation ("Suninco") [Sun Hydraulics and Suninco are sometimes collectively referred to herein as "Mortgagor"], whose post office address is 1500 University Parkway, Sarasota, FL 34243, and NORTHERN TRUST BANK OF FLORIDA, N.A. ("Mortgagee"), whose post office address is 1515 Ringling Boulevard, Sarasota, FL 34236;

                              W I T N E S S E T H:

         Mortgagor has received a loan in the principal amount of Six Million One Hundred Eighty Seven Thousand and 00/100 Dollars ($6,187,000.00), as evidenced by a promissory note of even date herewith (the "Note") executed under seal by Mortgagor, as maker, payable to the order of Mortgagee. The maturity date of the Note is July 1, 2006.

         NOW, THIS INDENTURE WITNESSETH: That Mortgagor, for the better securing of the several sums of money mentioned in the Note, has granted, bargained, sold, alienated, remised, released, conveyed, and confirmed unto Mortgagee, its successors and assigns forever, that certain property in Manatee County, State of Florida, described as follows ("Real Property"):

                 Property described on Exhibit "A" attached hereto.

together with all and singular the tenements, hereditaments, appurtenances, riparian and littoral rights, privileges, rights, interests, dower, reversions, remainders and easements thereunto appertaining, all of which, together with all of the following, will hereinafter be referred to as the "Mortgaged Property", whether now owned or hereafter acquired or existing:

                 (a) all structures and improvements now or hereafter on the Real Property;

                 (b) all right, title, and interest of Mortgagor to the minerals, soil, flowers, shrubs, crops, trees, timber, emblements and other products now or hereafter on, under or above the Real Property, or any part or parcel thereof;

                 (c) all royalties, rent, damages, and revenues of every kind, nature, and description whatsoever that Mortgagor may be entitled to receive from any person or entity owning or having or hereafter acquiring a right to the oil, gas, or mineral rights and reservations with respect to all or any part of the Real Property;

                 (d) all of Mortgagor's right, title, interest, and privileges arising under all contracts, agreements, licenses, approvals, and permits entered into or obtained in connection with the development or operation of the Real Property, including by way of example and not in limitation: all development and construction permits, approvals, resolutions, variances, licenses, allocations, impact fee credits, and franchises granted by municipal, county, state, and federal governmental authorities, or any of their respective agencies; all architectural, engineering, and construction contracts; all drawings, plans, specifications and plats; and all contracts and agreements for the furnishing of utilities; and all business licenses, liquor licenses, operating licenses, and similar licenses, permits, authorizations, and certificates;

                 (e) all of Mortgagor's interest in all utility security deposits or bonds now or hereafter deposited in connection with the Real Property;

                 (f) all of Mortgagor's interest as lessor in and to all leases or rental arrangements now or hereafter affecting all or any part of the Mortgaged Property, all other rents and profits derived from the Mortgaged Property, and all income or proceeds from the development of or economic activity upon any part of the Mortgaged Property, together with any and all guaranties of such leases or rental arrangements, including all present and future security deposits and advance rentals, and any and all assignments of rent with respect to the Mortgaged Property or any part thereof;

                 (g) all of Mortgagor's interest in and to any and all contracts and agreements for the sale of the Mortgaged Property, or any part thereof or any interest therein, whether now existing or arising hereafter, including but not limited to all of Mortgagor's interest in and right to earnest money deposits made upon such contracts and agreements;

                 (h) all land improvements to and upon the Real Property, including water, sanitary, and storm sewer systems, and all related equipment and appurtenances thereto, whether now existing or hereafter located in, upon, over or under the Real Property, including but not limited to all water mains, service laterals, hydrants, valves and appurtenances, and all sanitary sewer lines, including mains, laterals, manholes and appurtenances;

                 (i) all machinery, apparatus, equipment, fittings, and fixtures, whether actually or constructively attached to the Real Property, and all trade, domestic, and ornamental fixtures and articles of personal property of every kind and nature whatsoever now or hereafter located in, upon, over or under the Real Property, or any part thereof, and used or usable in connection with any present or future operation or development of the Real Property, and now owned or hereafter acquired by Mortgagor, including by way of example and not in limitation: heating, air conditioning, freezing, lighting, laundry, incinerating, and power equipment; engines, pipes, wells, water filtering systems and softening devices, water heaters, pumps, tanks, and motors; conduits; switchboards; fire prevention, fire extinguishing, refrigerating, ventilating and communications systems and apparatus; security and fire alarm systems and apparatus; boilers, furnaces, oil burners or units thereof; vacuum cleaning systems; all swimming pools and appurtenances thereto; all electrical and plumbing systems, fixtures, equipment and installations; all furniture, furnishings, draperies, wall beds, attached cabinets, partitions, ducts and compressors, wall and floor coverings, blinds, elevators, escalators, and appliances, including but not limited to stoves, refrigerators, freezers, ovens, dishwashers, washers and dryers, trash compactors, and ice machines; television antennas and cables, storm and screen windows and doors, fans, awnings, and lighting fixtures; all building materials and equipment now or hereafter delivered to the Real Property or stored at an off-site location which are intended to be installed on the Real Property;

                 (j) all right, title and interest of Mortgagor in and to all unearned premiums accrued, accruing, or to accrue under any and all insurance policies now or hereafter existing which covers all or any portion of the Mortgaged Property; all proceeds or sums payable for the loss of or damage to all or any portion of the Mortgaged Property; all payments received under warranties applicable to all or any portion of the Mortgaged Property; and any other amounts received in satisfaction of claims for defects in such property.

                 (k) all trade names, trademarks, patents, copyrights, and fictitious names and all pending applications for trade names, trademarks, patents, copyrights, or fictitious names used by Mortgagor in connection with the Mortgaged Property or any business operation or endeavor located on the Real Property;

                 (l) all awards or payments, including interest thereon, and the right to receive the same, as a result of (a) the exercise of the right of eminent domain, (b) the alteration of the grade of any street, or (c) any other injury to, taking of, or decrease in the value of the Mortgaged Property;

                 (m) all substitutions for, accessions to, changes of, additions to, and replacements of all or any part of the Mortgaged Property; and

                 (n) all proceeds of any of the Mortgaged Property, which proceeds shall include whatever is receivable or received when all or any part of the Mortgaged Property is sold, collected, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all goods, accounts, chattel paper, general intangibles, documents of title, inventory, equipment, and all rights to insurance payments, including return premiums, with respect to the Mortgaged Property.

         AND MORTGAGOR (and if more than one, each of them jointly and severally) does hereby covenant and agree with Mortgagee as follows:

         1. WARRANTIES. Sun Hydraulics is the owner in fee simple of Parcel 1 described on Exhibit "A" attached hereto ("Parcel 1") and that portion of the Mortgaged Property located on or relating to Parcel 1, and Suninco is the owner in fee simple of Parcel 2 described on Exhibit "A" attached hereto ("Parcel 2") and that portion of the Mortgaged Property located on or relating to Parcel 2. Sun Hydraulics and Suninco each have full power and right to mortgage their respective properties. The Mortgaged Property is free from all liens and encumbrances, except those set forth on Exhibit "B" attached hereto. Mortgagor does hereby fully warrant the title to the Mortgaged Property, and will defend it against the lawful claims of all persons whomsoever.

         2. FURTHER ASSURANCES. Mortgagor agrees to execute and deliver to Mortgagee and to any subsequent holder from time to time, upon demand, any further instrument or instruments, including but not limited to mortgages, security agreements, financing statements, assignments, and renewal and substitution notes so as to reaffirm, to correct and to perfect the evidence of the obligation hereby secured and the security interest of Mortgagee in and to all or any part of the Mortgaged Property whether now owned or hereafter acquired, and whether now mortgaged, later substituted for, or acquired subsequent to the date of this Mortgage and extensions or modifications thereof.

         3. SECURED INDEBTEDNESS. This Mortgage is given as security for the Note and also as security for any and all other sums, indebtedness, obligations and liabilities of any and every kind now or hereafter during the term hereof owing and to become due from Mortgagor to Mortgagee incurred, evidenced, acquired or arising under the Note, this Mortgage or any other loan document executed in connection herewith, all of which are collectively referred to herein as the "Secured Indebtedness."

         4. PAYMENT. Mortgagor will pay the sums of money agreed to be paid under this Mortgage and the Note, including any extensions or renewals thereof, according to the true effect and meaning thereof and in conformity with all of the terms, provisions and conditions as agreed therein.

         5. TAXES AND ASSESSMENTS. Mortgagor will pay all taxes, assessments, levies, liabilities, liens, obligations and encumbrances of every kind and nature on the Mortgaged Property before delinquency. Mortgagor will pay all taxes, fees, assessments, and other similar charges (except income taxes) imposed by any federal, state or local government or agency thereof on or with respect to the Note, this Mortgage, or the indebtedness secured hereby. Any penalties or interest required to be paid with respect to any of the aforesaid charges shall be paid by Mortgagor. If Mortgagor fails to pay these amounts before delinquency, Mortgagee may pay the same and charge Mortgagor as provided in the Performance by Mortgagee paragraph contained herein.

         6. CASUALTY INSURANCE. Mortgagor will insure all improvements on the Mortgaged Property by carrying fire and extended coverage insurance policies containing the standard mortgagee clause (also known as the standard or union mortgage clause) making all loss payable to Mortgagee as its interest may appear and providing that the insurance, as to the interest of Mortgagee therein, shall not be invalidated by any act or neglect of Mortgagor. Mortgagor will purchase such insurance policies from a good and responsible insurance company acceptable to Mortgagee for the full insurable value of the Mortgaged Property, and will deliver all such policies and renewals thereof to Mortgagee. In the event any sum of money becomes payable under the policies described in this paragraph, or any sum of money becomes payable by third persons or their insurance companies because of loss or damage to the Mortgaged Property, such sum shall be applied either in the reduction of the Secured Indebtedness, applying the same to the payments last due under the Note, or in restoration of the Mortgaged Property, as Mortgagee may elect. If Mortgagor shall fail to insure the Mortgaged Property as required under the terms of this paragraph, Mortgagee may do so and charge Mortgagor as provided in the Performance by Mortgagee paragraph contained herein.

         7. FLOOD INSURANCE. If the Mortgaged Property is located wholly or in part within a special flood hazard area, as now or hereafter defined by the Department of Housing and Urban Development on the Flood Insurance Rate Map for the county in which the Mortgaged Property is located, then flood insurance for the improvements must be maintained at all times during the term of this Mortgage. The flood insurance policy shall name Mortgagee as a loss payee, as its interest may appear, and shall be in the amount of the full insurable value of the Mortgaged Property, or, if specifically permitted by Mortgagee, in such lesser amount as is equal to the maximum limit of coverage made available with respect to the Mortgaged Property under the National Flood Insurance Program. Mortgagor shall deliver such policy and renewals thereof to the Mortgagee. In the event any sum of money becomes payable under the policy described in this paragraph because of loss or damage to the Mortgaged Property, such sum shall be applied either in the reduction of the Secured Indebtedness, applying the same to the payments last due under the Note, or in restoration of the

Mortgaged Property, as Mortgagee may elect. If Mortgagor shall fail to insure the Mortgaged Property as required under the terms of this paragraph, Mortgagee may do so and charge Mortgagor as provided in the Performance by Mortgagee paragraph herein. Mortgagor warrants and covenants to Mortgagee that the improvements located on the Mortgaged Property have been built in compliance with all Federal, State, and local laws, ordinances, rules and regulations relating to properties located within special flood hazard areas, and Mortgagor shall not construct or cause to be constructed any improvements on the Mortgaged Property which do not comply with such laws, ordinances, rules and regulations.

         8. LIABILITY INSURANCE. Mortgagor shall at all times maintain public liability insurance insuring against all claims for personal or bodily injury, death or property damage occurring upon, in or about the Mortgaged Property in amounts not less than Three Million and 00/100 Dollars ($3,000,000.00) single limit coverage for each of the Parcels. Such insurance coverage shall be in form and with companies approved by Mortgagee. Mortgagor shall furnish to Mortgagee evidence that such insurance is in effect, upon request, at no cost to Mortgagee.

         9. DEFAULT. Mortgagor shall be in default under this Mortgage upon the happening of any of the following events or conditions: (a) failure or omission to pay when due the Note (or any installment of principal or interest thereunder) within fifteen (15) days after payment is due; (b) default in the payment (other than payment of principal and interest) or performance of any obligation, covenant, agreement or liability contained or referred to in this Mortgage, the Note, or any other loan document executed in connection herewith, or upon the existence or occurrence of any circumstance or event deemed a default under the Note or any other loan document executed in connection herewith; (c) any warranty, representation or statement made or furnished to Mortgagee for the purpose of inducing Mortgagee to accept this Mortgage, or to make any extension of the Secured Indebtedness, proves to have been false in any material respect when made or furnished; (d) a default under any other mortgage on the Mortgaged Property (whether such other mortgage be held by Mortgagee or by a third party); (e) the institution of foreclosure proceedings of another mortgage or lien of any kind on the Mortgaged Property (whether such other mortgage or lien be held by Mortgagee or by a third party); (f) the default by Mortgagor or any party obligated under the Note or any guaranty thereof or any affiliate of any of the foregoing ("Affiliated Companies") in the payment or performance of any obligation, covenant, agreement, or liability contained in any other mortgage, note, obligation or agreement held by Mortgagee, specifically including but not limited to that certain mortgage loan outstanding from Mortgagee to Suninco evidenced by promissory note dated April 10, 1996, in the original principal amount of $2,475,000.00 ("Existing Plant Loan"), that certain revolving line of credit outstanding from Mortgagee to Sun Hydraulics in the amount of

$1,700,000.00 ("Line of Credit"), and that certain loan outstanding from Mortgagee to Sun Hydraulics evidenced by promissory note dated May 20, 1996, in the original principal amount of $3,063,157.00 ("Equipment Loan"); (g) the death, dissolution, termination of existence, insolvency, or business failure of Mortgagor or any party obligated under the Note or any guaranty thereof; (h) the appointment of a receiver of any part of the Mortgaged Property; (i) the assignment for the benefit of creditors or the commencement of any proceedings in bankruptcy or insolvency by or against Mortgagor or by or against any person obligated under the Note or any guaranty thereof; (j) falsity in any material respect of, or any material omission in, any representation or statement made to Mortgagee by or on behalf of Mortgagor or any person obligated under the Note or any guaranty thereof, in connection with this Mortgage; (k) loss, theft, substantial damage, or destruction, not covered by collectible insurance, of any of the Mortgaged Property or any levy, seizure or attachment thereof; (l) the sale or transfer of any of the Mortgaged Property; or (m) the mortgage, pledge, assignment, or granting of a security interest in any of the Mortgaged Property. Upon the occurrence of any such default or at any time thereafter, subject to the grace period, if any, provided in the Note, Mortgagee may, at its option, declare the whole amount of principal and interest provided for in and by the Note, and any and all other Secured Indebtedness, immediately due and payable without demand or notice of any kind to any person, and the same thereupon shall become immediately due, payable and collectible (by foreclosure or otherwise) at once and without notice to Mortgagor. Any default hereunder shall constitute a default under any other mortgage, note, obligation or agreement of Mortgagor, or any Affiliated Company, or any party obligated under the Note or any guaranty thereof, held by Mortgagee, specifically including but not limited to the Existing Plant Loan, the Line of Credit, and the Equipment Loan. The agreements contained in this paragraph to create cross-defaults under all mortgages, notes, obligations and agreements between Mortgagor (or any party obligated under the Note or any guaranty thereof) and Mortgagee, whether currently existing or hereafter created, in the event of default under one or more of such mortgages, notes, obligations or agreements is a material and specific inducement and consideration for the making by Mortgagee of the Loan evidenced by the Note. Notwithstanding the provisions of the foregoing to the contrary, in the event of a non-monetary default of the type set forth in subsections (b), (d) or (e) of the foregoing, then prior to Mortgagee precipitating to maturity the full unpaid balance of the Note or otherwise exercising any rights available to Mortgagee under the terms of the Note or any other loan document executed in connection therewith, Mortgagee shall give written notice to Mortgagor and Mortgagor shall have a period of thirty (30) days from the date such notice is given in which to cure such default; provided, however, if such default cannot, with due diligence, be cured within said 30 day period, and such default does not threaten to impair Mortgagee's security for the Note, then the 30 day period shall be extended for such period as may be reasonably necessary to complete the curing of same, provided that Mortgagor proceeds with all due diligence and continuity to cure the default. Notice required hereunder may, at the option of Mortgagee, be given by either certified mail, registered mail, regular mail, facsimile transmission, Federal Express or other express courier, or by personal delivery, and shall be deemed given when mailed, transmitted, placed with the courier, or delivered to Mortgagor, whichever is first. In the event the default is not cured within the time provided, then Mortgagee shall have the right to accelerate the Note and proceed to enforce the Note and the loan documents, without further notice to Mortgagor.

         10. COSTS, EXPENSES, AND ATTORNEYS' FEES. In the event of a default under the terms of this Mortgage, the Note, or any other loan documents executed in connection herewith, or any renewals or extensions thereof, Mortgagor shall pay all costs, expenses and attorneys' fees incurred by Mortgagee in the collection (whether by suit or otherwise) hereof, including those costs, expenses and reasonable attorneys' fees incurred in appellate proceedings. Furthermore, Mortgagor shall pay immediately all costs, expenses and reasonable attorneys' fees incurred (whether in legal proceedings or otherwise) by Mortgagee (including those costs, expenses and reasonable attorneys' fees incurred in appellate proceedings) by reason of the assertion or institution by any person, other than Mortgagee, of any claim, demand, action or proceeding concerning or affecting the Mortgaged Property or the lien created hereby, or concerning or affecting the Note, this Mortgage, or any loan document executed in connection herewith. If Mortgagor shall fail to pay the sums required by this paragraph to be paid, Mortgagee may pay the same and charge Mortgagor as provided in the Performance by Mortgagee paragraph contained herein.

         11. MAINTENANCE AND WASTE. Mortgagor shall keep the Mortgaged Property in good order and repair; commit, permit and suffer neither strip nor waste of said property; and comply with all laws, ordinances, regulations and requirements of all governmental bodies applicable to the Mortgaged Property or use thereof. Upon failure of Mortgagor to keep and perform each of the aforesaid covenants, Mortgagee may, at its option, cause or procure the performance thereof including repair and restoration of the Mortgaged Property, and charge Mortgagor with the costs and expenses incurred thereby, as provided in the Performance by Mortgagee paragraph contained herein. Mortgagee may make or cause to be made reasonable entries upon the Mortgaged Property for inspection thereof. Mortgagor shall not construct or cause to be constructed on the Real Property any improvements which extend over the boundary lines of the Real Property or otherwise fail to satisfy applicable setback requirements. Furthermore, Mortgagor shall not construct improvements on the Real Property pursuant to a site plan, development order or other construction plan, which incorporates property other than the Real Property, without Mortgagee's prior written consent, which consent may be withheld in Mortgagee's absolute and sole discretion.

         12. HAZARDOUS SUBSTANCES. Mortgagor has executed in favor of Mortgagee on even date herewith a Certificate and Indemnity Regarding Hazardous Substances ("Indemnity"). All of the terms, covenants and conditions of the Indemnity are incorporated herein by this reference. Any default by Mortgagor under the Indemnity shall constitute a default under the Note, this Mortgage and other Loan documents executed in connection herewith. If Mortgagor shall fail to pay the sums or undertake the actions required by the Indemnity, Mortgagee may, but shall not be required to, pay or perform the same and charge Mortgagor as provided in the Performance by Mortgagee paragraph contained herein. The terms and liabilities of and under the Indemnity shall survive any foreclosure of this Mortgage, or deed in lieu thereof.

         13. CONDEMNATION. In the event the Mortgaged Property or any part thereof be taken under the power of eminent domain, Mortgagee shall have the right, whether the value of Mortgagee's security be impaired by the taking or not, to demand and receive all sums awarded for the taking of or damages to the Mortgaged Property (including but not limited to severance and business damages) up to the amount then unpaid on the obligations secured hereby and to apply the same upon the payments last due thereon. Failure by Mortgagor to cause delivery to Mortgagee of such sums shall constitute a default hereunder.

         14. RECEIVERSHIP. In the event any suit is instituted upon the Mortgage, or to foreclose or reform it, or to enforce payment of any claims hereunder, Mortgagee shall have the right to the appointment of a receiver, without notice, of the Mortgaged Property, including the rents, income, profits, issues and revenues thereof. Such receiver shall have all the powers which can be in any way entrusted by a court to a receiver. Such appointment shall be made by the court as an admitted equity and absolute right to Mortgagee, and without reference to the adequacy or inadequacy of the value of the Mortgaged Property or to the solvency or insolvency of Mortgagor or of the other defendants, and said rents, profits, income, issues and revenues shall be applied to the Secured Indebtedness.

         15. ABSOLUTE ASSIGNMENT OF RENTS. In further consideration for the indebtedness evidenced by the Note, Mortgagor hereby absolutely and unconditionally assigns to Mortgagee all rents, revenues, profits and incomes from the Mortgaged Property or any portion thereof. Provided, however, so long as no default has occurred, Mortgagor is hereby granted a license to collect and retain the currently accruing rents, income and profits from the Mortgaged Property, but in no event for more than one (1) month in advance of such collection. If a default shall occur, however, thereupon, and at any time thereafter such default is continuing, Mortgagee may terminate such license and may, without any liability to Mortgagor, take possession and control of the Mortgaged Property and/or receive and collect all rents, revenues, profits and income, accrued or accruing thereafter so long as any of the Secured Indebtedness remains unpaid, applying so much thereof as may be collected first to the expenses incident to taking possession and/or the collection thereof, and second to the payment of the Secured Indebtedness other than the Note, and third to the amount of the Note then remaining unpaid, whether then matured or not, and fourth paying the balance, if any, to the Mortgagor. It is intended by Mortgagor and Mortgagee that this assignment of rents constitutes an absolute assignment and not an assignment for additional security only, and that Mortgagee shall be entitled to exercise its rights hereunder whether or not Mortgagee is in possession of the Mortgaged Property at such time. Mortgagor agrees to fulfill or perform each and every covenant of any and all leases of the Mortgaged Property so as to keep them at all times in full force and effect, and not to make any modification, consent to any modification of, or cancel any lease of all or any part of the Mortgaged Property after the lease has been executed by Mortgagor and lessee, without the prior written consent of Mortgagee; the failure to fulfill or perform any such covenant or the making of or consent to any such modification or cancellation shall be a default under this Mortgage, the Note, and all other documents executed in connection herewith.

         16. INSURANCE POLICIES AND UTILITY DEPOSITS. In the event of foreclosure of this Mortgage or a transfer of title to the Mortgaged Property in lieu of foreclosure, all right, title and interest of Mortgagor in and to any insurance policies then in force, and all deposits and all advance payment for utility service of any kind or nature, heretofore or hereafter deposited by Mortgagor for such utility service in connection with the operation of the Mortgaged Property, will pass to the purchaser or grantee.

         17. MODIFICATIONS AND RENEWALS. The rate of interest and time of payment of the Note may from time to time be modified as to terms or extended for any period (whether or not longer than the original period of said Note) by mutual agreement of the holder hereof with the then owner of the Mortgaged Property, and all parties having liability, either primary or secondary, under the Note hereby waive notice thereof and covenant and agree that no such modifications or extensions shall operate to release the personal obligation of any of them as mortgagors, makers, guarantors, sureties or endorsers. Mortgagor (and each of them, if more than one) further agrees that no waiver by Mortgagee or the holder hereof of any default shall operate as a waiver of any other default or of the same default on a future occasion; that the exchange, release, surrender or sale of all or any real property or collateral which may be given or may have been given to secure the repayment of the Note and other obligations secured hereby shall not release or discharge any Mortgagor or other party liable hereunder, and agrees that the release of any Mortgagor or other party liable upon or in respect of this Mortgage or the Note or other obligations secured hereby shall not release any other such party or Mortgagor.

         18. PERFORMANCE BY MORTGAGEE. If Mortgagor defaults in any of the covenants or agreements contained in this Mortgage, in the Note, or in any other loan document executed in connection herewith, Mortgagee may perform the same or procure their performance without waiving or affecting the option to foreclose or any right hereunder, and all costs, payments and expenditures (including reasonable attorneys' fees as herein provided) made by Mortgagee in so doing shall be charged to Mortgagor, shall become immediately due and payable and shall bear interest at the maximum rate permitted by law or twenty-five percent (25%) per annum, whichever is less. If said sums are not immediately paid, they shall be added to and become part of the Secured Indebtedness.

         19. FUTURE ADVANCES. This Mortgage secures and shall be security for any and all future advances made by Mortgagee to Mortgagor (or any of them, if more than one), provided, however, that said future advances be made within twenty (20) years from the date hereof, and that the total unpaid balance secured hereby at any one time shall not exceed the amount of the Note plus $1,000,000.00, together with interest thereon at the rate then agreed upon, pursuant to Florida Statutes, Section 697.04. Nothing contained herein shall be deemed an obligation on the part of Mortgagee to make any further advances.

         20. SUBROGATION. To the extent of the Secured Indebtedness, Mortgagee is subrogated to the lien or liens and to the rights of the owners and holders thereof of each mortgage, lien or other encumbrance on the Mortgaged Property which is paid or satisfied, or both, in whole or in part, out of the proceeds of the loan secured hereby, and the respective liens of said mortgages, liens or other encumbrances shall be preserved and shall pass to and be held by Mortgagee as security for the indebtedness hereby secured to the same extent that it would have been preserved and would have been passed to and been held by Mortgagee had it been duly and regularly assigned to Mortgagee by separate assignment notwithstanding the fact that the same may be satisfied and canceled of record.

         21. SECURITY AGREEMENT. This instrument also serves as a Security Agreement and creates a security interest in favor of Mortgagee under the Florida Uniform Commercial Code (the "UCC") with respect to all of the Mortgaged Property to which the UCC is applicable. Mortgagee shall have all rights, privileges and remedies, including notice, of a secured party under the UCC, without limitation upon or in derogation of the rights and remedies created under and accorded Mortgagee by this Mortgage, it being understood that the rights and remedies of Mortgagee under the UCC shall be cumulative and in addition to all other rights and remedies of Mortgagee arising under the common law or any other laws of the State of Florida or of any other jurisdiction. On demand Mortgagor shall promptly execute, and pay all costs and expenses of filing, financing statements, continuation statements, modification statements, and termination statements deemed necessary or appropriate by Mortgagee to establish and maintain the validity and priority of the security interest of Mortgagee. If notice is required under this Mortgage and the UCC, then such requirement of notice shall be reasonably met if such notice is mailed postage prepaid to Mortgagor at the address for Mortgagor shown on the records of Mortgagee at least five days in advance of the sale, or disposition, or other event for which notice is required.

         22. APPRAISALS. Upon the request of Mortgagee during the term of this Mortgage, updated appraisals of the Mortgaged Property shall be prepared at Mortgagor's expense. Such appraisals shall be prepared in accordance with written instructions from Mortgagee, shall be certified to Mortgagee, and shall be prepared by a professional appraiser satisfactory to Mortgagee, who is certified and appropriately licensed by the State of Florida.

         23. DUE ON SALE. The entire Secured Indebtedness may, at Mortgagee's sole option, become immediately due and payable in the event of the sale or transfer of (i) all or any part of the Mortgaged Property, or any interest therein, or (ii) any beneficial or ownership interest in Mortgagor, whether held or owned directly or indirectly (if Mortgagor, or any of them, is not a natural person or persons, but is a corporation, partnership, trust, estate or other legal entity), except as may be permitted under the terms of the Loan Agreement referenced in paragraph 25 below.

         24. OTHER LIENS AND MORTGAGES. Mortgagor shall not cause or permit to attach to the Mortgaged Property, any liens or mortgages other than this Mortgage, except for that certain first mortgage held by Mortgagee which encumbers Parcel 2 ("First Mortgage").

         25. LOAN AGREEMENT. In connection with the making of the loan evidenced by the Note, Mortgagor and Mortgagee have entered into a Loan Agreement of even date herewith, the terms and conditions of which are hereby incorporated as a part of this Mortgage by this reference. Any default under the Loan Agreement shall constitute a default hereunder.

         26. MERGER. Sun Hydraulics and Suninco have disclosed to Mortgagee that Sun Hydraulics and Suninco are contemplating a corporate merger, it being the current intent that Suninco will be merged into Sun Hydraulics, with Sun Hydraulics being the surviving corporation. It is currently anticipated that the merger will take place effective as of June 30, 1996. It is agreed that, notwithstanding anything contained herein to the contrary, such merger shall not constitute a default hereunder. It is further agreed that upon such merger becoming effective, Sun Hydraulics shall automatically become fully liable, both prospectively and retroactively, for all duties, obligations, liabilities, warranties, covenants and agreements of Suninco herein created or set forth, without the necessity for the execution of additional documentation. Nonetheless, Sun Hydraulics agrees, upon the request of Mortgagee, to execute such documentation as Mortgagee may require in order to ratify and confirm the assumption of said liability.

         27. MISCELLANEOUS. Time is of the essence hereof. Mortgagor waives all rights of homestead and other exemptions granted by the constitution and laws of Florida. The terms "Mortgagor" and "Mortgagee" as used herein shall include their respective heirs, devisees, personal representatives, grantees, successors and assigns. The term "Mortgagor" shall include each person signing this Mortgage, jointly and severally, individually and collectively. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders. The terms "person" and "party" shall include individuals, firms, associations, joint adventures, partnerships, estates, trusts, business trusts, syndicates, fiduciaries, corporations and all other groups or combinations. Titles of paragraphs contained herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Mortgage or the intent of any provisions hereunder. This Mortgage, the Note, and all loan documents executed in connection herewith shall be construed under Florida law.

         TO HAVE AND TO HOLD the above granted and described Mortgaged Property unto Mortgagee, its successors and assigns forever; provided, however, that if Mortgagor shall pay the Secured Indebtedness and shall well and truly keep, observe and perform all the other covenants and stipulations of this Mortgage, the Note and the other loan documents executed in connection herewith, then this conveyance of mortgage shall become null and void, but otherwise shall remain in full force and effect.

 IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be signed the date above written.


                                                   SUN HYDRAULICS CORPORATION,
                                                   a Florida corporation


                                                   By: /s/ Clyde G. Nixon
                                                       ------------------------
                                                       Clyde G. Nixon
                                                       As its President

                                       SUNINCO, INC., a Florida corporation


                                       By: /s/ Clyde G. Nixon
                                           ----------------------------------
                                           Clyde G. Nixon
                                           As its President

                                                        MORTGAGOR

STATE OF FLORIDA
COUNTY OF SARASOTA

The foregoing instrument was acknowledged before me this 14th day of June 1996 by Clyde G. Nixon, as President of Sun Hydraulics Corporation, a Florida corporation, on behalf of the corporation. The above-named person is personally known to me or has produced __________________________ as identification. If no type of identification is indicated, the above-named person is personally known to me.

                                 /s/ Philomene Staffeld
                                 -------------------------------------
                                 Signature of Notary Public
(Notary Seal)
                                 Philomene Staffeld
                                 -------------------------------------
                                 Print Name of Notary Public

                                 I am a Notary Public of the State of
                                 Florida, and my commission expires
                                 on February 28, 1998
                                    ---------------------------------.



STATE OF FLORIDA
COUNTY OF SARASOTA

The foregoing instrument was acknowledged before me this 14th day of June 1996 by Clyde G. Nixon, as President of Suninco, Inc., a Florida corporation, on behalf of the corporation. The above-named person is personally known to me or has produced __________________________ as identification. If no type of identification is indicated, the above-named person is personally known to me.


                                 /s/ Philomene Staffeld
                                 --------------------------------------
                                 Signature of Notary Public
(Notary Seal)
                                 Philomene Staffeld
                                 --------------------------------------
                                 Print Name of Notary Public

                                 I am a Notary Public of the State of
                                 Florida, and my commission expires
                                 on February 28, 1998
                                    ----------------------------------.